Exhibit 99.1

NEWS RELEASE

IDACORP, Inc. Announces Second Quarter 2012 Results,
Increases 2012 Earnings Guidance

BOISE, Idaho, August 2, 2012-IDACORP, Inc. (NYSE: IDA) reported second quarter 2012 net income attributable to IDACORP of $35.3 million, or $0.71 per diluted share, compared to $20.9 million, or $0.42 per diluted share in the second quarter of 2011. IDACORP is increasing its 2012 full year earnings guidance from the range of $3.00 to $3.15 per diluted share to the range of $3.20 to $3.35 per diluted share.

Idaho Power Company, IDACORP's principal subsidiary, reported second quarter 2012 net income of $34.7 million, compared to $20.7 million in the second quarter of 2011.

“Our second quarter 2012 results benefited from an increase in energy sales combined with the effects of new retail base rates,” said IDACORP, Inc. President and Chief Executive Officer LaMont Keen. “Sales to our irrigation customers nearly doubled compared to the second quarter last year due to warmer temperatures and lower precipitation in the second quarter relative to the same quarter last year. Partially offsetting the improvement were increased income tax expense and a decrease in the use of additional tax credits. We no longer expect to use additional accumulated deferred investment tax credits in 2012.”

“Just in time to help meet the new system peak demand set on July 12, the Langley Gulch natural-gas fired generation facility went into commercial operation on June 29 with associated Idaho retail rates effective July 1, 2012,” added Keen.

Performance Summary

A summary of financial highlights for the three- and six-month periods ended June 30, 2012 and 2011, is as follows (in thousands except per share amounts):

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
General business revenues	$220,529	$194,296	$417,958	$397,568
Total operating revenue	254,701	234,983	495,842	486,477
Total operating expenses	195,901	200,684	394,697	402,087
Income from operations	58,800	34,299	101,145	84,390
Net income attributable to IDACORP	35,301	20,901	60,230	50,641
Average outstanding shares - diluted	49,984	49,516	49,944	49,436
Earnings per diluted share	$0.71	$0.42	$1.21	$1.02

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the three- and six-month periods ended June 30, 2012 to the same periods in 2011 (items are in millions and are before tax unless otherwise noted):

	Three months		Six months
	ended		ended
Net income attributable to IDACORP, Inc. - June 30, 2011		$20.9		$50.6
Change in Idaho Power net income:
Rate and other regulatory changes, including
pension expense recovery, power cost and fixed cost adjustment mechanisms	$5.8		$11.4
Increase in sales volumes	19.5		16.2
Changes in other operating and maintenance expenses:
Pension expenses	(2.0)		(5.0)
Other expenses	1.9		(3.3)
Increased depreciation expense and property tax	(0.9)		(2.9)
Increase in Idaho Power operating income	24.3		16.4
Increase in earnings at Bridger Coal Company (BCC)	3.2		6.6
Increase in allowance for funds used during
construction (AFUDC)	2.5		5.4
Other net decreases	(1.0)		(0.2)
Decrease in additional amortization of
Accumulated Deferred Tax Credits (ADITC)	(3.7)		(6.8)
Increase in income tax expense	(11.3)		(11.4)
Total increase in Idaho Power net income		14.0		10.0
Other net changes (net of tax)		0.4		(0.4)
Net income attributable to IDACORP, Inc. - June 30, 2012		$35.3		$60.2

IDACORP net income increased $14.4 million for the quarter when compared with the same quarter in the prior year, largely as a result of increased sales volumes and increases in rates. Higher sales volumes increased operating income by $19.5 million as irrigation usage nearly doubled compared to the same quarter in the prior year as a result of changes in agricultural growing conditions, such as lower springtime precipitation and the timing of the precipitation combined with warmer temperatures when compared to the same period in the prior year. Irrigation sales during the second quarter of 2011 were significantly below historical averages while 2012 irrigation sales were above historical averages. To a lesser extent, commercial and industrial usage also increased, which Idaho Power attributes to weather conditions driving air conditioning demand, a continued economic recovery, and customer growth in the service territory. Increased rates from a general rate case that took effect on January 1, 2012, combined with other rate changes and the impact of certain regulatory mechanisms, increased operating income by $5.8 million.

Partially offsetting these increases was the resulting increase in income tax expense, which was $11.3 million higher for the second quarter of 2012 than in the same period in 2011. Based on its estimate of full year Idaho return on equity and the terms of the December 2011 Idaho settlement agreement, Idaho Power did not utilize additional ADITC amortization during the second quarter of 2012 and reversed the $0.8 million of additional ADITC amortization that had been recorded in the first quarter of 2012, under the expectation that it would not use additional ADITC in 2012.

IDACORP net income increased $9.6 million for the first six months of 2012 compared to the same period in 2011, largely the result of increased sales volumes and increases in rates. A warmer, drier spring in 2012 caused significant increases in irrigation usage when compared with the prior year. To a lesser extent, commercial and industrial usage also increased. These increases were partially offset by relatively mild winter temperatures which reduced sales volumes from residential customers who use electric power for heating systems. In total, sales volume changes increased operating income by $16.2 million. A rate increase resulting from a general rate case that took effect on January 1, 2012 increased operating income by $11.4 million when combined with other previous rate changes. $5.0 million of the increase was offset by a corresponding increase in pension expense.

Increases in payroll-related costs, administrative costs (primarily related to consultant costs, software licenses, and maintenance), and other purchased services were mostly offset by decreases in thermal plant expenses. The net effect of these changes was a $3.3 million decrease to operating income for the year-to-date. Depreciation expense and property tax costs increased by a combined $2.9 million, principally due to increased plant in service and increased property tax rates. The increased pension expense of $5.0 million is concurrent with the authorization to recover these costs through rates.

Also contributing to the increase in earnings were results at Bridger Coal Company (BCC), which improved by $3.2 million. In the prior year, the abundant lower-cost hydroelectric generation and increased wind generation, resulted in decreased production at the Jim Bridger coal-fired generating plant. Coal deliveries by BCC were significantly below the amounts that had been forecasted and resulted in low BCC coal prices that caused losses early in the year. Coal prices at BCC were adjusted in the second half of 2011 to largely compensate for the losses incurred in the first six months. In addition, allowance for funds used during construction (AFUDC) increased by $2.5 million related primarily to construction of the Langley Gulch plant. AFUDC represents the cost of financing construction projects with borrowed funds and equity funds.

2012 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is increasing its earnings guidance estimate for full year 2012 from a range of $3.00 to $3.15 per diluted share to a range of $3.20 to $3.35 per diluted share. The 2012 guidance incorporates all of the key operating and financial assumptions listed below.
2012 Estimates

	Current (3)	Previous (4)
Idaho Power Operation & Maintenance
Expense (millions)	No Change	$325-$335
Idaho Power Additional Amortization of ADITC	None	Less Than $5 Million
Idaho Power Capital
Expenditures (millions) (1)	$230-$235	$230-$240
Idaho Power Hydroelectric
Generation (million MWh's) (2)	7.5-8.5	7.5-9.5
Non-Regulated Subsidiary Earnings
and Holding Company Expenses (millions)	No Change	$0-$3

(1)
The 2012 range for capital expenditures includes (among other items) the completion of the Langley Gulch power plant, and expenditures for the siting and permitting of major transmission expansions for the Boardman to Hemingway and Gateway West transmission projects (net of ongoing payments from third parties participating as joint funders in the permitting projects), excluding AFUDC.

(2)	The estimated hydroelectric generation range is based on reservoir storage levels and forecasted weather conditions as of August 2, 2012.
(3)	As of August 2, 2012.
(4)	As of May 3, 2012, the date of filing of IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

More detailed financial information will be provided in IDACORP's Quarterly Report on Form 10-Q to be filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (617) 213-8857 for listen-only mode. The passcode is 74058728. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power Company, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power Company and operations beginning in 1916. Today, Idaho Power Company employs approximately 2,000 people who serve nearly 500,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include earnings guidance and estimates of key operating and financial metrics. In addition, any other statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "may result," "may continue," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in such statements include the following: (a) the effect of decisions by regulatory authorities affecting Idaho Power's ability to recover costs and/or earn a reasonable rate of return, or otherwise impacting Idaho Power's operations; (b) the availability of water for hydroelectric generation; (c) changes in costs and availability of materials and fuel, and their impact on the cost of infrastructure maintenance and development, the ability to meet required loads, and on the wholesale energy market in the western United States; (d) availability of required permits and approvals, rights-of-way, and siting, and impediments to contracting, construction, and start-up, for infrastructure development projects; (e) increases in capital expenditures and potential reductions in generation capacity as a result of regulatory conditions that may be imposed on power plant license renewals, or the non-renewal of such licenses; (f) operation of power generation facilities at below expected levels of performance, availability of electrical transmission capacity, and the availability of fuels for power generation at thermal plants and wind for wind power generation, and the ability to integrate wind resources into Idaho Power's power portfolio; (g) disruptions of Idaho Power's transmission system or interconnected transmission systems; (h) costs associated with compliance with current and future laws, regulations, and policies relating to the environment, natural resources, and endangered species; (i) the customer growth rate within Idaho Power's service area; (j) the continuing effects of the weak economy, including on demand for electricity and wholesale market prices; (k) changes in and compliance with laws, policies, and regulations, including new interpretations and enforcement initiatives by regulatory authorities; (l) global climate change and regional weather variations affecting customer demand; (m) weather and other natural phenomena such as earthquakes, floods, droughts, lightning, wind, and fire and their impact on power demand and infrastructure; (n) increases in the costs associated with energy commodity and other derivative instruments; (o) market prices and demand for energy; (p) the ability to obtain debt and equity financing or refinance existing debt when necessary or on favorable terms; (q) general capital market conditions and government regulation that affect the cost of capital, the ability to access the capital markets, financing terms, and postretirement benefit funding obligations; (r) the outcome of litigation and regulatory proceedings, and penalties, settlements, or awards that influence business and profitability; (s) reductions in credit ratings and the resulting impact on access to capital markets; (t) restrictions on the payment of dividends under certain circumstances; (u) changes in tax laws or new interpretations of tax laws, and the availability, use, and regulatory treatment of tax credits; (v) employee workforce factors; and (w) new accounting or Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations or application of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP's and Idaho Power's most recent Annual Report on Form 10-K and reports on Forms 8-K and 10-Q filed with the U.S. Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communication
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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